EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	For More Information Contact:
Thursday, July 3, 2003, 8:00 a.m. EST	Missy Krasner, CareScience, (415) 674-7532

CareScience Announces New Leadership

Philadelphia – Philadelphia, PA – CareScience, Inc. (NASDAQ:  CARE), a leading care management company, announced today that David J. Brailer, M.D., Ph.D., resigned today as Chairman, chief executive officer and director of CareScience, and that Ronald A. Paulus, M.D., M.B.A., currently president and director of CareScience, has been appointed chief executive officer.  The Company also announced that Mr. Edward Antoian has been elected interim non-executive chairman of the board of directors.  The Company and Dr. Brailer each cited differences over the strategic direction of the Company for his resignation.  Dr. Brailer has agreed to provide transitional support to the Company.

“I want to thank David for all of the positive things that he has done over the past decade as founder and CEO of CareScience,” said Ronald A. Paulus, CareScience.  “During that time, the Company added more than 150 clients, licensed groundbreaking research from the University of Pennsylvania, developed one of the nation’s first healthcare ASPs, developed the first peer-to-peer clinical data exchange technology and established the first care management business process outsourcing partnership.  I look forward to building upon that foundation by aggressively supporting our growing customer base in their clinical transformation efforts, and by delivering substantial value to both customers and shareholders.”

“CareScience’s efforts to improve quality and efficiency are important and will continue to be so in the future,” said Dr. Brailer.  “As a significant shareholder, I wish the Company future success.”

About CareScience

CareScience, Inc. (www.carescience.com) is one of the nation’s leading providers of care management services to hospitals, health systems, and pharmaceutical and biotechnology companies. A company that specializes in clinical knowledge, CareScience supplies the people and technology to ensure quality care is delivered throughout the healthcare system. For over 10 years, CareScience has helped hospitals and health systems prevent thousands of complications and deaths. CareScience works with its customers to build organizational support for change, address challenges to improve clinical performance, and expand the role of care management. For the pharmaceutical industry, CareScience provides expertise to help pharmaceutical and biotechnology companies develop drugs that improve patient outcomes in the real world of care delivery. CareScience is headquartered in Philadelphia and is traded on the NASDAQ under the symbol CARE.

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